Exhibit 10.11
RESIGNATION, CONSULTING, NONCOMPETITION, NON-SOLICITATION AND
CONFIDENTIALITY AGREEMENT AND RELEASE
This Resignation, Consulting, Non-Competition, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is entered into this 28th day of December, 2011 (but shall be effective at the Effective Time (as hereinafter defined) by and between ViewPoint Financial Group, Inc. (“VPFG”) and Garold R. Base (“Base”).
WHEREAS, Base is a member of the boards of directors of VPFG and ViewPoint Bank (the “Bank”) and is the President and Chief Executive Officer of each of VPFG and Bank;
WHEREAS, Base has previously announced his retirement as President and Chief Executive Officer of VPFG and the Bank effective as of December 31, 2011;
WHEREAS, Base has agreed with the boards of directors of VPFG and the Bank to retire from both boards effective simultaneously with his retirement from VPFG and the Bank;
WHEREAS, following such retirement, VPFG desires to obtain from Base and Associates, of which Base is the principal (the “Consultant”), certain consulting services as described herein, and the Consultant is willing to provide such services on the terms set forth herein;
WHEREAS, Base and the Bank and VPFG intend that this Agreement shall be in complete settlement of all rights and claims of Base relating to his employment by VPFG and its affiliated entities except to the extent herein provided otherwise;
WHEREAS, the parties have agreed that, as consideration for benefits to be forfeited by Base as a result of retiring from the Board at this time, Base will receive a lump sum cash payment of $488,179.84 (the “Cash Payment”) to be paid by VPFG at the Effective Time, and
WHEREAS, the Board of Directors of VPFG has approved the execution of this Agreement,
NOW THEREFORE, in consideration of the mutual covenants contained herein and upon the terms and considerations set forth below, the parties agree as follows:
I. Resignation. Base does hereby resign as a member of the board of directors of each of VPFG and the Bank effective as of the close of business on December 31, 2011 (the “Effective Time”). Base’s employment with such entities shall likewise cease at the Effective Time.
II. Term. The term of this Agreement shall be the period of four months (the “Term”) commencing on the day following the Effective Time (January 1, 2012).

III. Consulting Services.
A. The Consultant shall render consulting and advisory services to VPFG and any of its affiliates concerning:
1. integration of the operations of Highlands Bancshares, Inc. and its subsidiary into the operations of VPFG and the Bank,
2. the market area of and community served by the Bank prior to the Effective Time,
3. the customers and potential customers of VPFG and its affiliates,
4. long term strategic planning for VPFG and its affiliates generally, and
5. such other matters as may be requested from time to time by the Chief Executive Officer of VPFG.
B. The Consultant shall, to the extent requested by VPFG, provide services under this Agreement at places and times reasonably designated by VPFG. VPFG agrees that Base, acting as a sole proprietor or in connection with a consulting business established by him, may render consulting services to others not affiliated with VPFG so long as (i) such activities do not interfere with the proper rendering of services to VPFG pursuant to this Agreement and (ii) the Consultant does not violate Section V of this Agreement.
C. The parties agree that the Consultant shall have the status of independent contractor and that nothing in this Agreement shall be construed or interpreted as creating a relationship of employer and employee or principal and agent between them.
D. During the Term, the Consultant shall render such consulting and advisory services for up to thirty (30) hours per month.
IV. Compensation for Consulting Services. During the Term, VPFG shall pay the Consultant fees at a monthly rate of $7,067.40. Such fees shall be payable in regular increments not less frequently than monthly. VPFG shall reimburse the Consultant for reasonable expenses incurred in connection with the provision of services under this Agreement in accordance with VPFG’s policies on reimbursement of expenses applicable to its officers generally.
V. Covenant Not to Compete; Confidential Information.
A. Base hereby agrees that during the Term, without the prior written consent of VPFG, he shall not serve as a director, employee or officer of, or, except as previously disclosed to VPFG, provide personal services to, any institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration which has an office within fifty (50) miles of VPFG’s home office. Notwithstanding the foregoing, it is expressly understood by the parties that during the Term, the Consultant may render consulting services to others as set forth in Section III.B of this Agreement.

B. The parties agree that by reason of his employment as President and Chief Executive Officer of VPFG and the Bank and his services hereunder, Base has and will have special knowledge of the business and plans of VPFG and its affiliates received during such employment and/or the Term which has not been disclosed by VPFG or any affiliate and which constitutes confidential and proprietary business information (“Confidential Information”). Base agrees that, without the prior written consent of VPFG, he shall not in any way disclose to any person or entity other than VPFG and its affiliates any Confidential Information or written or other form of record containing Confidential Information. Nothwithstanding the foregoing, the Consultant may, consistent with the performance of consulting services for persons and entities other than the Company and its affiliates as permitted under Section III.B of this Agreement, disclose knowledge of general financial and economic principles that do not reflect Confidential Information.
C. At the conclusion of the Term or upon earlier termination of this Agreement, Base shall deliver to the Company all copies of all written or other records containing Confidential Information which are in his possession or control.
D. The provisions of Subsections B and C of this Section V shall survive termination of this Agreement. In the event of a breach or threatened breach of this Section V, VPFG shall be entitled to an injunction restraining the Consultant and Base from violating this Section V in addition to any other remedies available to VPFG, including but not limited to recovery of damages from the Consultant and Base.
VI. Health Benefits and Other Benefit Plans. Base shall be eligible to continue group health insurance coverage consistent with VPFG employee policy, but shall cease to accrue benefits under the other benefit plans of VPFG and its affiliates and his participation in such plans shall terminate. Nothing contained herein shall limit or otherwise impair Base’s right to receive benefits which are vested prior to the Effective Time under any benefit plans of VPFG and its affiliates in which Base participated prior to the Effective Time, which vested benefits shall be provided to Base in accordance with the terms of such plans and applicable laws, rules and regulations. Base will pay standard coverage cost less retirement benefits that reduce the monthly premium to Base.
VII. Consideration. In consideration for the above obligations of Base, VPFG agrees to pay the Cash Payment to Base at the Effective Time.
VIII. Release.
A. Base, on behalf of Base and for anyone else who may make a claim on behalf of Base, knowingly and voluntarily releases and discharges VPFG, the Bank and any subsidiary companies, affiliates, operating groups and their predecessors, successors and assigns, and their current and former officers, directors, employees, trustees, shareholders, members, partners, attorneys, agents, representatives, benefit plan administrators and successors and assigns of the foregoing (“Released Parties”) from any and all claims, causes of action, demands, lawsuits, or other charges whatsoever, known or unknown, directly or indirectly, from the beginning of the World through the Effective Date, whether related to or arising out of Base’s employment with VPFG, the Bank and any of their affiliated entities, or relating or arising out of other matters. The claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (as amended by the Old Workers’ Benefit Protection Act), the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, any civil rights act of the State of Texas, the Texas Fair Employment and Housing Act, the Texas Commission on Human Rights Act, the Texas Labor Code, any state statute relating to employee benefits or pensions, and any and all other federal, state or local statutes and any other applicable civil rights laws or regulations, the common laws of the State of Texas, any applicable municipal civil rights ordinance, the Family and Medical Leave Act and any applicable state family and medical leave statute, any express or implied contract right, including under Base’s employment agreement, or any other federal, state or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended.
The foregoing release does not apply to, and Base does not waive any rights he may have relating to: (1) payments or benefits to be provided to Base pursuant to this Agreement or any claim against VPFG and the Bank based on a breach of this Agreement; (2) Base’s vested benefits under any benefit plan of VPFG and its affiliates in which he has participated prior to the Effective Date, including without limitation VPFG’s: (i) Nonqualified Deferred Compensation Plan; (ii) Supplemental Executive Retirement Plan; (iii) 401(k) plan; and (iv) any cash incentive earned under the 2011 Cash Incentive Plan; or (3) any claims by Base for indemnification pursuant to (i) provisions of the charter or bylaws or equivalent documents of VPFG, the Bank and any affiliated entities; (ii) applicable law; and (iii) any directors’ and officers’ liability, general liability or other insurance policy carried by VPFG, the Bank and any affiliated entities in the event any third party claims are asserted against Base by virtue of his service as a director, officer or employee of VPFG, the Bank or any affiliated entities.
With respect to any claim that Base might have under the Age Discrimination in Employment Act of 1967, as amended:
(i)	Base’s waiver of said rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement;
(ii)	Base acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement;

(iii)
Base acknowledges that he was given a period of at least twenty one (21) calendar days within which to consider this Agreement, and to the extent Base has taken less than twenty one (21) days to consider this Agreement, Base acknowledges that he has had sufficient time to consider this Agreement and to consult with counsel and that he did not desire additional time; and

(iv)	The parties agree that Base has a period of seven (7) calendar days following his execution of this Agreement within which to revoke this Agreement.
The parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the eighth (8th) calendar day following Base’s execution of this Agreement, which day is herein referred to as the “Effective Date.”
b. Base acknowledges and represents that VPFG and the Bank have paid, or will pay on or before December 31, 2011, all salary, wages, compensation, bonuses, accrued vacation, commissions and any and all other benefits due to Base.
IX. Covenant Not to Sue. Except for actions excluded from Section VIII above and for any breach of this Agreement, Base agrees not to file or commence any action or proceeding against any Related Parties with any local, state or Federal agency or in state or federal court with respect to any matter that is the subject of the release given in Section VIII above.
X. Termination of Agreement. This Agreement may be terminated by VPFG prior to the conclusion of the Term if the Consultant or Base violates the provisions of Section V or Base dies, or in the event of Base’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of such termination of this Agreement, VPFG shall be obligated under Section IV of this Agreement only to pay fees and reimburse expenses accrued through the date of termination, and shall have no further obligation to the Consultant or Base.
XI. Assignment; Successors. This Agreement may not be assigned by either party, whether by agreement, operation of law or otherwise, without the consent of the other, except that (i) VPFG may assign this Agreement to a subsidiary wholly owned by it, either directly or indirectly, or to a successor by operation of law, and (ii) Base may assign this Agreement to a corporation or other entity which he controls if such entity agrees that the services to be provided under this Agreement shall be provided by Base personally. This Agreement shall be binding upon and inure to the benefit of Base and VPFG and their respective permitted successors and assigns.

XII. Prior Agreements; Amendments; Severability; Waiver; Headings. This Agreement contains the entire agreement between the parties with respect to services to be rendered by the Consultant during the Term and supersedes any prior oral or written agreements or understandings between them with respect to such services. This Agreement may be modified or amended only by an instrument in writing executed by both parties. If any provision of this Agreement is determined to be invalid, such invalidity shall not affect any other provisions, and such other provisions shall continue in full force and effect to the full extent consistent with applicable law. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by a writing signed by the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein and each waiver shall operate only as to the specific term or condition waived. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
XIII. Arbitration. Except in the event that VPFG alleges a breach or threatened breach of Section V of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
XIV. Notices. Any notices pursuant to this Agreement shall be sent (i) if to the Consultant, to the home address he has most recently provided to the Company and (ii) if to VPFG, to 1309 W. 15th Street, Suite 400, Plano, Texas 75075, attention: Mark E. Hord.
XV. Governing Law. This Agreement shall be governed by the law of the State of Texas to the extent not pre-empted by federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

VIEWPOINT FINANCIAL GROUP, INC.

By:	/s/ James McCarley James McCarley, Chairman of the Board

/s/ Garold R. Base

Garold R. Base, individually and on behalf of Base and Associates

7